Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-237682

May 5, 2020

IDEAS. UN CONTAINED. Investor Presentation May 2020 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 237682 May 5, 2020

2 Safe Harbor This presentation includes forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 , as amended about our current expectations and projections about future events . In some cases forward - looking statements can be identified by terminology such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variation . The statements contained in this report that are not purely historical are forward - looking statements within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended . These statements are based on the beliefs and assumptions of our management based on information currently available to management . Such forward - looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward - looking statements . Factors that could cause or contribute to such differences include, but are not limited to, our ability to continue as a going concern ; our ability to raise additional working capital ; our ability to profit from our new licensing model ; our ability to increase product demand and market acceptance for our products ; our ability to generate revenue from our distributorship agreement with Osang Healthcare Co . LTD ; our ability to generate revenue from our MOU agreement with Transcend Onsite Care ; our ability to use working capital resources effectively and efficiently ; our ability to maintain our listing on the Nasdaq Capital Market, our ability to attract key personnel ; our ability to maintain and add new relationships and suppliers, vendors and customers and those discussed in the section titled “Risk Factors” included under Part II, Item 1 A below and those identified under Part 1 , Item 1 A of our Annual Report on Form 10 - K for the year ended December 31 , 2019 and subsequent quarterly reports on Form 10 - Q . Furthermore, such forward - looking statements speak only as of the date of this report . Except as required by law, we undertake no obligation to update any forward - looking statements to reflect events or circumstances after the date of such statements .

Free Writing Prospectus 3 This presentation highlights basic information about us and the proposed offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus is available on the SEC Web site at http : //www . sec . gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, a division of Fordham Financial Management, Inc . , Prospectus Department, 17 State Street, 22 nd Floor, New York, New York 10004 , telephone : (877) 436 - 3673 or e - mail : prospectus@think - equity . com . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective .

Medical Segment Opportunity 4 » SG Blocks entered into a MOU with Transcend Onsite Care, a provider of on - site point of contact medical care, to provide joint products and services, expected to include modular primary care medical units, Covid - 19 diagnostic testing units, quarantine living units, as well as drive through testing units at employer onsite clinics and community hospitals » SG Blocks entered the medical diagnostic market through a d istribution agreement with Osang Healthcare Transcend medical and testing units in production Container - based health and safety module design

SG Blocks Enters the Medical Diagnostic Market Distribution Agreement with Osang Healthcare 5 » OSANG is a South Korean based global manufacturer and distributor of state - of - the - art medical supplies » OSANG currently exports its diagnostic biosensors for blood glucose, HbA1c and cholesterol » OSANG’s GeneFinder ™ COVID - 19 Plus RealAmp Kit is the One - Step Reverse Transcription Real - Time PCR Kit designed to detect Novel Corona virus (COVID - 19) qualitatively through Reverse Transcription reaction and Real - Time Polymerase Chain Reaction » Received European certification (CE - IVD) for its COVID - 19 test in February and local regulatory approval for exports in March » OSANG was a warded a FEMA contract in April 2020 for COVID - 19 test kits: https://www.cnn.com/2020/04/13/politics/south - korea - coronavirus - tests/index.html

GeneFinder™ COVID - 19 Plus RealAmp Kit 6 GeneFinder™ COVID - 19 Plus Real Amp Kit is the One - Step Reverse Transcription Real - Time PCR Kit designed to detect Novel Corona virus (COVID - 19) qualitatively through Reverse Transcription reaction and Real - Time Polymerase Chain Reaction Main Features: • Target Genes: RdRp , N, E • About 120 minutes detection for COVID - 19 • Reverse Transcription reaction and Real - Time Polymerase Chain Reaction • Easy - to - use (One - Tube) and interpretation GeneFinder TM COVID - 19 Plus RealAmp Kit has been purchased by FEMA (FEMA purchases are not through SG Blocks) GeneFinder TM COVID - 19 Plus RealAmp Kit is validated on Bio - Rad CFX96 and Thermo Fisher's AB7500 system (Standard/Fast). Bio - Rad/CFX96 Applied Biosystems 7500 Real - time PCR System (ST/FAST)

Construction Productivity is Down 50% since the 1960s… WE HAVE A BETTER SOLUTION…. Source: McKinsey’s Capital Projects & Infrastructure Practice, June 2016 . 7

8 Global Construction Market 8 Source: Grand View Research Global Modular Construction Market $112B in 2018 +6.5% CAGR Global Construction Market $117T in 2017 +9.0% CAGR Source: The Business Research Company

9 WE REPURPOSE SHIPPING CONTAINERS INTO ICONIC STRUCTURES

10 Containers Are… STRONG. Fast. Green. ▪ Containers are STRONG , resilient, maritime - grade structures ▪ Engineered to self - center and lock into place when stacked ▪ At maximum weight containers can be stacked 9 stories high ▪ Builders save time and money and deliver a structure Faster to an end - user ▪ Containers are already "squared" which eliminates significant time in the construction process. ▪ Repurposed containers greatly offset a development’s carbon footprint, reducing resource use ▪ There are an estimated 30 million unused shipping containers in the world. - The World Shipping Council, 2015 10

11 11 ARCHITECTURE & ENGINEERING SITE WORK CONTAINER MODIFI C A TIONS MODULAR FINISHING WORK TRANSPORT TO SITE IN S T AL L A TION COMPLETED PROJECT CSC requirements for 5 0,000 pound capacity that can withstand lateral forces that exceed CA seismic standards and Miami Dade hurricane codes Made from heavy gauge Core - Ten steel construction with plywood subflooring CONTAINER FACTS LOWER COST - FASTER TIME TO MARKET Modular Construction

How SG Blocks Accelerates Construction 12 SITE DEVELOPMENT & FOUNDATIONS TRANSPORT / INSTALL / BUILD - UP DESIGN ARCHITECT PRELIMINARY DRAWINGS DETAIL/ CON S TRU C TION DRAWINGS BID SELECT CON S TRU C TION MANAGER SELE C T SUB - CONTRACTORS ENGINEER ENGINEER ARCHITE C T SG BLOCKS/ DESIGN ASSIST PERMITS & APPR O V A L S BUILDING F ABRI C A TION VALUE ENGINEERING CON S TRU C TION DRAWINGS PERMITS & APPR O V A L S BUDGET E S T ABLISHED SITE DEVELOPMENT & FOUNDATIONS RETURN TO DESIGN IF COSTS EXCEED BUDGETS (VE) PROJECT OVERRUNS CHANGE ORDERS WEATHER DELAYS MULTIPLE BIDS COMPARISONS / RE - BIDS DELAYS / RFIs BUDGET E S T ABLISHED BUILDING OPEN BUILDING OPEN DESIGN CONSTRUCTION TIME SAVINGS ENABLES MORE R EVENUES AND GREATER R ETURNS TRADITIONAL SITE BASED CONSTRUCTION SG BLOCKS MODULAR CONSTRUCTION SG BLOCKS' CONSTRUCTION CYCLE IS ~45% FASTER EXPEDITED CONSTRUCTION CYCLE TRIGGERS SAVINGS ON: LOAN INTEREST, BUILDERS RISK INSURANCE, GENERAL LIABILITY INSURANCE AND MOR E

13 The Modular Difference: Better Product, Superior Returns 13 Significantly Improved IRR. Rapid & Cost Effective Construction Process. Industrywide Acceptance via ESR. ▪ SG Blocks has a modular construction with lower cost of capital over traditional construction, enabling developers to increase the number and size of projects they deploy ▪ SG Blocks building costs to developers are ~$250/sq. foot, or ~13% less than with traditional construction, as a result of: ▪ Savings on labor, security & insurance ▪ Construction interest savings due to ~40% reduction in construction duration ▪ Allows the project to generate revenue when it would otherwise be under construction, further increasing project - level IRR ▪ SG Blocks’ ESR rating provides a significant advantage over comparable firms, as it expedites the review process with building departments ▪ This allows SG Blocks to bid on construction projects where developers may not have a preference whether a project is container based, and compete via traditional construction metrics such as cost, speed etc. Cash - on - Cash Return 2.04x 2.66x Project IRR 16.14% 26.78% THE ABOVE METRICS ARE BASED ON A THEORETICAL 63,716 SQ. FOOT, 7 1 UNIT DEVELOPMENT

We Are Exclusive With The #1 Distributor of Containers ▪ ConGlobal Industries, Inc . is North America's largest full - service supplier to the intermodal industry ▪ Also a leading retailer of standard and modified equipment in new and used condition to consumers, corporations, and government and military institutions ▪ Services 65% of the US market Our partner's nationwide distribution enables quick delivery to site locations and lower landed costs . & ConGlobal 14

We are the First Container Supplier to Receive an ESR from the ICC ▪ We believe SG BLOCKS' Evaluation Service Report, as granted by the International Code Council (ICC), will significantly expedite reviews and approvals by building departments and expect our container fabrication will become more widely accepted in the construction industry. ▪ Our specifying designers, architects, builders, installers and customers rely on our ESR mark stamped on each of our bids and deliveries to customers. 15

• Payroll as a service • Software as a service • Telecom as a service • Infrastructure as a service • Storage as a service • Transportation as a service • Construction as a service • Hotel as a service Platform Business Model Disrupting the Construction Industry ▪ Platforms are the favored business model for 7 of the world’s 12 largest companies ▪ Technology based environment with open infrastructure ▪ Matchmaker – linking organizations, people and resources ▪ Orchestrator of ecosystems extending across sectors ▪ Harnesser of network effects ▪ Reducer of marginal costs to almost zero ▪ Foundations for combinatorial innovation ▪ Platforms shift the economy from industries to ecosystems ▪ SGBX seeks to be a single source solution for building projects… partnering with architectural services providers, project management and financing McKinsey Quarterly Five Fifty 16

Homes Multi - Family Quick Service Commercial North Charleston SFR SG Blocks Build, Charleston, SC Multi - family Complex SG Blocks Concept Monticello, NY NBA Training Academy SG Blocks Build, Saly, Senegal Taco Bell SG Blocks Build, South Gate, CA and much more. 17

18 Our Deliverables GREENSTEEL GreenSteel is the structural core and shell of an SG Blocks building. The units are delivered to site where they are handed over to a local GC to finish to specifications. PARTIAL MODULAR Selected materials, finishes and systems are installed at an SG Blocks facility, with the balance completed on site by the general contractor. FULL MODULAR SG Blocks delivers a fit - out product where we erect the final units on site and complete all trim outs and closure pieces so it is ready to occupy. 18

19 Our Services 19 Architectural & Engineering Modular Finish out Logistics Installation Exclusive Container Supply

20 Residential Business: Shift to Royalty Model Strategically shifting our lower - margin residential business to a royalty fee model that is highly scalable Significantly reduces operating expenses EXPENSES Reduces risk by outsourcing execution RISK Materially reduces cash burn rate CASH Allows company to focus on delivery, other verticals & pursuit of qualified licenses TIME • SG Blocks receives ~5% royalty fee on licensees’ gross revenue • First residential licensing agreement signed in October 2019 20

21 Current Potential Royalties and Backlog 21 Potential Residential Royalty Revenue (projects under the License Agreement) Amounts Commercial Backlog (Non - Licensed) Amounts Monticello Mews Phase 1 $17,000,000 Ridge Avenue Commons $16,920,500 Monticello Mews Phase 2 18,000,000 Other Commercial Projects 713,761 Monticello Mews Phase 3 18,000,000 Other Residential Projections 22,400,000 Subtotal Residential Backlog $75,400,000 Subtotal Commercial Backlog $17,634,261 Estimated 5% Royalty to SG Blocks $3,770,000 Estimated Gross Profit to SG Blocks $2,600,000 Commercial Project Backlog as of 12/31/19 * * The revenue projections above are based upon assumptions and estimates and may not be reflective of actual results. Actual results will depend upon several factors, many of which are not in our control. There can be no assurance given that these projects will be completed at the indicated sizes or at all. Projects remain subject to financing and other risks factors. Projects under the license agreement are expected to be completed by third parties, with a royalty fee to be paid to SG Blocks based on a percentage of gross revenues generated by the licensee. For the Monticello project, the licensee has advised us that it has purchased land and committed capital resources to move the project forward.

7 Capitalization 22 SG Blocks, Inc. Common Shares Outstanding 1,610,524 Restricted Stock Units 9,187 Options (WAEP $81.20) 53,170 Warrants (WAEP $35.14) 53,190 Debt $200,000 Cash* $2,684,871 * Cash balance as of 12/31/19 plus the net proceeds from the April offering of approximately $1,509,200, plus $200,000 from the issuance of a secured note to an accredited investor, and after deducting the funding of the CPF - Monticello obligation of $650,000 in 2020.

Management and Delivery Team 23 PAUL GALVIN, Chairman and Chief Executive Officer Since inception, Mr . Galvin has played a key role in the company’s growth and expansion . He brings over 25 years of experience developing and managing real estate, including residential condominiums, luxury sales and market rate and affordable rental projects . Prior to his involvement in real estate, he founded a non - profit organization that focused on public health, housing and child survival, where he served for over a decade in a leadership position . He is on the board of ToughBuilt Industries . STEVAN ARMSTRONG, Chief Technology Officer Mr . Armstrong, appointed as CTO in 2018 , was an original founder of SG Blocks . He served as President and COO of SGB and its predecessor entity from 2009 and as a director from 2007 . From 2003 – 2010 , he was a minority partner (owner) and Chief Construction Officer for Stratford Companies, a large senior housing development group . Prior to that, he was the EVP for Operations of Hospital Affiliates Development Corp . GERALD SHEERAN, Acting Chief Financial Officer Mr . Sheeran has served as the Controller since March of 2018 and brings extensive experience and expertise in areas of finance and accounting . Prior to joining the Company, he was a Senior Accounting Manager for Lucid Energy Group . Before his time at Lucid Energy Group, Mr . Sheeran worked for a number of different companies in connection with their accounting, reporting and financial operations . ROCKEY BUTLER, Vice President of Operations Mr . Butler brings more than 30 years of experience in all aspects of construction, with particular expertise in steel - based construction . Based in Texas, he is located within SG Blocks’ manufacturing zone . Most recently, he served as President / Operations Manager of Business Development and Sales & Customer Relations at JARCO STEEL, INC . , where his strategies led to a 20 percent increase in sales . GEIS COMPANIES Geis Companies is a vertically integrated business that specializes in modern construction consisting of six unique businesses that function independently, but often work in any combination thereby providing identifiable efficiencies in both price and execution . Geis has more than 150 skilled professional staff . GRIMSHAW ARCHITECTS Grimshaw is a global design practice engaged in architecture, master planning and industrial design, founded in 1980 . The practice operates worldwide with offices in Los Angeles, New York, London, Paris, Dubai, Kuala Lumpur, Melbourne and Sydney employing over 650 staff . ITS CONGLOBAL ConGlobal is North America’s largest full - service supplier to the intermodal industry . ConGlobal Industries provides SG Blocks with the highest quality containers based on specific project needs from one of their 17 locations in the United States, Mexico and Costa Rica .

24 Company Highlights 24 • Serving a $100B+ market with strong industry tailwinds • Residential royalty model reduces risk and improves financial profile • Disruptive methodology for Safe & Green (SG) container - based construction • Industry ratings and proprietary IP provide barriers to entry • Experienced management team with deep industry experience • Distributorship agreement with OSANG Healthcare enables SG Blocks to create turnkey testing facilities at hospitals and other authorized point of care medical locations

25 25 APPENDIX

26 The Most Recognized Companies Trust SG Blocks

27 A world class venue for NBA Academy prospects Featuring two indoor courts, a weight room dormitories and educational facilities

Signed MSA with World - Renowned Grimshaw Architects for Exclusive Container - Based Modular Design ▪ SG Blocks signed MSA with world - renowned Grimshaw Architects in June 2018 ▪ Grimshaw named SG Blocks’ premier design partner for current and future opportunities ▪ SG Blocks to be included into Grimshaw’s award - winning industrial design portfolio ▪ This expands SG Blocks’ A&E service offering to Grimshaw’s elite client base for world - class projects ▪ Thought leader for the future of industrial design integrating SG’s container - based modular structures 28 Pictured above: An excerpt of Grimshaw’s design portfolio using SG Blocks’ container - based structures. Click the above video link in the bottom left box to view an animation by Grimshaw of how containers can be used in construction. & NYC JFK Airport – Newark Liberty Int’l Airport – Tomorrowland Shanghai Disney Resort – Dubai Expo 2020 – HS2 London

29 Thank You Let's talk about your ideas. ✆ (646) 240.4235 ✉ info@sgblocks.com